Exhibit 10.14

EXECUTED VERSION

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS

BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS

DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE

REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

NON-EXCLUSIVE LICENSE AGREEMENT

This NON-EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is entered into as of April 10, 2020 (“Effective Date”) between enGene, Inc., a corporation formed under Canadian law having its principal place of business at 7171 Frederick Banting, Suite 3232, Laurent, Quebec, Canada, H4S, 1Z9 (“ENGENE”) and Nature Technology Corporation, a Delaware corporation with a place of business at 4701 Innovation Drive, Suite 103, Lincoln, NE 68521 (“NTC”), each referred to herein individually as “Party” and collectively as “Parties.”

WHEREAS, NTC designs and develops gene encoded therapy vectors and methods for making such vectors;

WHEREAS, NTC is the owner of certain Patent Rights and Licensed Know-How (each defined below) regarding such vectors and methods and desires to grant a license to the same; and

WHEREAS, ENGENE is engaged in the development and commercialization of gene and cell therapy products and desires to license such Patent Rights and Licensed Know-How.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set out in this Article I unless otherwise specifically provided herein.

1.1 “Affiliate” with respect to either Party shall mean any corporation or other legal entity other than that Party in whatever country organized, controlling, controlled by or under common control with that Party. The term “control” shall mean direct or indirect ownership of fifty percent (50%) or more of the voting securities having the right to elect directors.

1.2 “Confidential Information” means, other than Exempt Information, all information, in whatever form or manner presented, which is disclosed or provided by or on behalf of the Disclosing Party to the Receiving Party during the Term and either (a) relates to the Disclosing Party’s business or business plans, including but not limited to suppliers, customers, prospective customers, contractors, pre-clinical or clinical data, grant proposals, the content and format of various clinical and medical databases, utilization data, cost and pricing data, disease management data, software products, programming techniques, data warehouse and methodologies, know-how, trade secrets, technical and non-technical materials, processes, sales and marketing plans and strategies, designs, and any discussions and proceedings relating to any of the foregoing, or (b) is information which a reasonable person would deem as confidential.

EXECUTED VERSION

1.3 “Disclosing Party” means the Party that discloses Confidential Information to the Receiving Party.

1.4 “Exempt Information” means information that the Receiving Party can demonstrate (a) was in its possession prior to the time of disclosure by the Disclosing Party, as shown by documents or other competent evidence; (b) is or becomes publicly known or publicly available through no fault, omission, or other act of the Receiving Party; (c) is obtained by the Receiving Party from a Third Party under no obligation of confidentiality to the Disclosing Party; (d) is independently developed by the Receiving Party without use or reference to the Confidential Information, as shown by documents or other competent evidence in the Receiving Party’s possession; or (e) is required to be disclosed by law or order of a court, governmental or regulatory agency of competent jurisdiction.

1.5 “License Field” shall mean any ENGENE gene therapy products and/or ENGENE cell therapy products in which ENGENE possesses rights of development or commercialization, and the manufacturing of such products. The use of [***] in the field of dermatology is excluded from the License Field.

1.6 “Licensed IP” shall mean the Patent Rights and the Licensed Know-How.

1.7 “Licensed Know-How” shall mean the information set forth in Exhibit B, as updated and in effect from time to time. As of the date of this Agreement, Exhibit B only includes the know-how that has been transferred upon the execution of this Agreement. Exhibit B will be updated on an ongoing basis upon any new transfer of know-how by NTC to ENGENE by a written amendment signed by both parties.

1.8 “License Territory” shall mean worldwide.

1.9 “Net Sales” shall mean:

(i)

the gross amount billed or invoiced, or if no such bill or invoice is issued the amount received, whichever is greatest, by ENGENE and/or its Affiliates or sublicensees for or on account of sales of Products to a Third Party;

(ii)

less the following deductions from such gross amounts to the extent actually allowed or paid as shown in documentation by ENGENE, its Affiliates or sublicensees (as the case may be) including, without limitation in effecting such sale:

(A)	amounts repaid or credited by reason of rejection, return or recall or allowances granted for damaged goods, defects, recalls, returns or rejections of the of Products;

EXECUTED VERSION

(B)

trade, quantity or cash rebates or discounts, retroactive price reductions or adjustments in each case actually granted, or billing corrections actually corrected and bad debts with respect to sales of Product to the extent taken;

(C)	commercially reasonable allowances for non-collectible receivables and/or actual write-offs or write-downs taken for non-collectible receivables;

(D)	amounts for outbound transportation, insurance, packaging, handling and shipping, that clearly specifies the charges applicable to the applicable Products; and

(E)

taxes, customs duties, import/export duties or other similar governmental taxes or charges imposed on sales of the Product(s) and other governmental or regulatory authority charges levied on or measured by production, sale, transportation, or delivery of Products, to the extent separately stated on purchase orders, invoices or other documents of sale that are paid by or on behalf of ENGENE, its Affiliates or sublicensees, but not franchise or income taxes of any kind whatsoever.

Notwithstanding the foregoing, amounts received or invoiced by ENGENE and/or any of its Affiliates or sublicensees in connection with the sale of a Product among ENGENE and/or its Affiliates or sublicensees (as well as affiliates of sublicensees) for resale to Third Parties shall not be included in the computation of Net Sales hereunder.

1.10 “Material Breach” means a breach of this Agreement that results in the loss of a substantial benefit which the non-breaching Party would otherwise derive from this Agreement. ENGENE challenging the validity of any Patent Rights shall be considered a Material Breach solely for purposes of Article 10.4 hereof (it being understood and agreed that the sole remedy of NTC for any challenge by ENGENE of the validity of any Patent Rights shall be for NTC to terminate this Agreement pursuant to Article 10.4 hereof).

1.11 “Milestone Product” shall mean a Product, the composition, manufacture or use of which in the United States is covered by a Valid Claim in the United States.

1.12 “Patent Right” shall mean, inclusively, (i) any patent or patent application identified in Exhibit A, (ii) any patent application that is entitled to claim priority from any such patent or patent application identified in Exhibit A, including any divisional, continuation, continuation-in-part, substitutes, counterparts and/or any foreign equivalents filed in any country of any patent or patent application referred to in the foregoing clause (i) and this clause (ii), and (iii) any letters patent and/or the equivalent thereof issuing on any patent application referred to in any of the foregoing clauses (i) and (ii) and/or any reissue, reexamination or extension of any such letters patent and/or the equivalent thereof.

1.13 “Permitted User” means any person who (1) (a) is the Receiving Party’s director, officer, consultant, professional advisor, agent or employee, or (b) is party to an effective confidentiality agreement with Receiving Party which is consistent with the terms of this Agreement; and (2) has a need to know the Confidential Information in connection with this Agreement, the exercise of any rights under this Agreement or the performance of any obligations under this Agreement.

EXECUTED VERSION

1.14 “Phase I clinical trial” means a study of a pharmaceutical product in healthy human volunteers, which trial is designed to ascertain initial tolerance, safety, metabolism, pharmacological and/or pharmacokinetic information regarding such product in a manner that is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation), for the purpose of enabling the design of a well-controlled, scientifically valid, Phase 2 clinical trial.

1.15 “Phase II clinical trial” means a study of a pharmaceutical product in human patients, which trial is designed to evaluate the initial effectiveness and dose range of the pharmaceutical product for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug, in a manner that is generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation), for the purpose of enabling the design of further clinical trials.

1.16 “Preferred Manufacturer” means a Third-Party contract manufacturer that has separate rights to manufacture under some or all of the Licensed IP. A list of Preferred Manufacturers as of the Effective Date is set forth in Exhibit C. NTC shall update Exhibit C on an annual basis by giving written notice thereof to ENGENE and upon such update Exhibit C_shall be deemed amended without further action of the Parties. [***]

1.17 “Product” shall mean any article, device or composition, the manufacturing, having manufactured, selling, offering to sell, use, or importation of which, in whole or in part, (1) would infringe, or is covered by, one or more Valid Claims absent the license granted hereunder, or (2) makes use of any of the Licensed Know-How.

1.18 “Receiving Party” means the Party who receives Confidential Information from the Disclosing Party.

1.19 “Reporting Period” shall mean a period of twelve (12) months commencing on the Effective Date and each subsequent anniversary of that date.

1.20 “Third Party” shall mean any individual or entity which is neither a Party, an Affiliate of a Party, a direct or indirect sublicensee of ENGENE or any of its Affiliates, or an affiliate of any such direct or indirect sublicensee.

1.21 “Valid Claim” shall mean any claim from (a) an issued, unexpired, unlapsed patent included in any Patent Right to the extent that it has not been held invalid or unenforceable by a decision of a court or other government agency of competent jurisdiction from which no appeal can be taken, or to the extent an appeal is not taken within the time allowed for appeal or that it has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a patent application included within any Patent Right to the extent that such patent application has not been canceled, withdrawn, abandoned, or pending for more than [***] after the earliest applicable priority date thereof.

EXECUTED VERSION

ARTICLE 2

LICENSE GRANTS

2.1 Grant of License. Subject to the terms of this Agreement and the rights of NTC and NTC’s Affiliates in Patent Rights, NTC hereby grants to ENGENE and its Affiliates in the License Territory a non-exclusive, royalty-bearing, sublicenseable (subject to Article 2.2, through multiple tiers of sublicensees) license under the Licensed IP to research, have researched, develop, have developed, make, have made, use, have used, import, have imported, sell, offer to sell, and have sold or offered for sale any Product in the License Field. In the event that any of the Licensed IP is owned or licensed by any Affiliate of NTC, such Affiliate hereby grants the foregoing license with respect to such Licensed IP and, solely for this purpose, the any reference in the foregoing sentence to NTC shall be deemed a reference to such Affiliate. NTC hereby covenants and agrees that NTC shall cause any such Affiliate to grant such license and that NTC shall be liable for any failure of any such Affiliate to grant such license.

2.2 Sublicenses. Each sublicense granted hereunder shall be consistent with and comply with all terms of this Agreement and shall incorporate terms and conditions sufficient to enable ENGENE to comply with this Agreement. ENGENE shall ensure that any sublicensee to which it grants a sublicense will not exceed the scope of the rights granted to ENGENE under this Agreement including, but not limited to, the License Field. ENGENE will provide or cause to be provided to NTC a fully signed copy of any sublicense agreement (other than any sublicense agreement with a contract manufacturer or other contractor pursuant to which such contract manufacturer or contractor shall practice or use the Licensed IP solely for the benefit of, or to provide services to, ENGENE or any of its Affiliates or sublicensees) within thirty (30) days of executing the same and ENGENE may redact, or cause to be redacted, from such copy any proprietary or confidential technical information of it or the sublicensee. Any sublicense which is not in accordance with the foregoing shall be null and void.

2.3 Licensed Know-How and Consulting. Promptly (but in any event within thirty (30) days) following the Effective Date, NTC shall complete the transfer to ENGENE of all Licensed Know-How identified on Exhibit B as of the date of this Agreement. Such Licensed Know-How to be transferred by NTC to ENGENE pursuant to the immediately preceding sentence shall include all know-how owned or licensed by NTC or any of its Affiliates as of the date of this Agreement that is necessary or useful for ENGENE to acquire, setup, implement, use, operate and carry-on [***]. In the event that, at any time and from time to time during the Term, NTC or any of its Affiliates acquires, licenses, generates or develops know-how that is necessary or useful for ENGENE or any of its Affiliates [***], NTC shall give written notice thereof to ENGENE and shall promptly (but in any event within 90 days after such acquisition, license, generation or development) transfer such know-how to ENGENE, and ENGENE and NTC shall amend this Agreement for purposes of updating Exhibit B to reflect that any such transferred know-how pursuant to this sentence shall be included in Licensed Know-How. Except to the extent otherwise provided below in this Article 2.3 to the contrary, all activities undertaken by NTC in connection with the transfer of the Licensed Know-How pursuant to the foregoing provisions of this Article 2.3 shall be at the sole cost and expense of NTC. ENGENE shall pay to NTC a one-time fee of [***] plus reimbursement of reasonable NTC personnel travel costs for the transfer contemplated under this Article 2.3 which includes NTC providing all reasonable assistance required by ENGENE onsite at the facility of

EXECUTED VERSION

ENGENE or at the facility of any contract manufacturer of ENGENE or any of its Affiliates. If ENGENE requires further consulting by NTC regarding any additional Licensed Know-How transferred under this Agreement, ENGENE shall pay NTC a consulting rate of [***] per hour for a senior NTC consultant and, when applicable, reasonable travel and lodging expenses. To the extent NTC provides any consulting services in accordance with this Article 2.3, any intellectual property developed by NTC will be owned by NTC and will automatically be included in Exhibit A or B of this Agreement, as applicable.

ARTICLE 3

PAYMENTS; ROYALTIES; SUBLICENSE INCOME

3.1 License Issue Fee. Within ten (10) days of Effective Date, ENGENE shall pay NTC a one-time, non-refundable, license issue fee in the amount of [***].

3.2 Annual Maintenance Fee. Beginning on the first anniversary of the Effective Date and each subsequent anniversary of the Effective Date, ENGENE shall pay to NTC fifty thousand United States dollars (50,000 USD). The obligation of ENGENE to make payment of the fee owed under this Article 3.2 will terminate on the date of the first sale of a Product for which a royalty is due to NTC pursuant to Article 3.5.

3.3 Assignment Fee. ENGENE shall pay NTC fifty thousand United States dollars (50,000 USD) if ENGENE assigns this Agreement to a Third Party.

3.4 Milestone Payments. ENGENE shall pay NTC milestone payments for each different Milestone Product in the Licensed Field as follows:

(a)

a one-time payment of fifty thousand United States dollars (50,000 USD) for the first dose of a Milestone Product in the first patient in a Phase I clinical trial or, if there is no Phase I clinical trial, in a Phase II clinical trial; and

(b)	a one-time payment of four hundred-fifty thousand United States dollars (450,000 USD) upon regulatory approval of a Milestone Product by the Food & Drug Administration (FDA) in the U.S.

For clarity, (i) the milestone payments under this Article 3.4 shall be paid to NTC regardless of whether ENGENE, its Affiliate, or its sublicensee achieves the milestone, and (ii) the milestone payments contemplated above in this Article 3.4 shall be paid only once with respect to a Milestone Product (regardless of the number of different clinical trials and regulatory approvals applicable to such Milestone Product) and the maximum amount of aggregate milestone payments for a Milestone Product under this Article 3.4 shall be five hundred thousand United States dollars (500,000 USD).

3.5 Product Royalty. Subject to Article 3.11, ENGENE shall pay NTC a royalty equal to [***] of the aggregate Net Sales of Product in a calendar year by ENGENE, its Affiliates or sublicensees on a Product-by-Product and country-by-country basis so long as the composition or use of the applicable Product is covered by a Valid Claim in the country where such Net Sales occurred. Upon there being no Valid Claim remaining in a country that covers the composition, manufacture or use of the applicable Product in such country, ENGENE shall have a fully paid-up, royalty-free, irrevocable, perpetual license to the Licensed IP in such country with respect to such applicable Product and have the right to grant sublicenses under such Licensed IP in such country through multiple tiers of sublicensees.

EXECUTED VERSION

3.6 Manufacturing Payment. In the event that ENGENE or any of its Affiliates or sublicensees manufactures any GMP (or its equivalent) lot of a Product, then ENGENE or any such Affiliate or sublicensee shall pay NTC per GMP (or its equivalent) manufactured lot of Product according to the following schedule:

(a)	[***];

(b)	[***];

(c)	[***]; and

(d)	[***].

The payment under this Article 3.6 shall expire on a Product-by-Product basis upon receipt of regulatory approval to market a Product in any country in the Territory. No payment is due under this Article 3.6 for manufacturing performed by a Preferred Manufacturer for and on behalf of ENGENE or any of its Affiliates or sublicensees.

3.8 Payment Schedule. Unless otherwise stated, all payments due to NTC under this Article 3 shall be due and payable by ENGENE within sixty-five (65) days after the following dates: (i) achieving a specific milestone for the payments due under Article 3.4; or (ii) the end of each Reporting Period for the royalty or payments due under Article 3.5 or 3.6, respectively.

3.9 Form of Payment. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Each payment shall reference this Agreement and identify the obligation under this Agreement that the payment satisfies. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as reported in The Wall Street Journal on the last working day of the applicable Reporting Period. Such payments shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government-imposed fees or taxes imposed on ENGENE, except as permitted in the definition of Net Sales or as otherwise required under applicable law.

Checks for all payments due to NTC under this Agreement shall be made in immediately available funds payable to NTC and addressed as set forth below or by wire transfer to a United States based account to be identified by NTC:

[***]

3.10 Overdue Payment. The payments due under this Agreement shall, if overdue, bear interest beginning on the first day following the day the payment was due and until payment thereof at a per annum rate equal to [***], not to exceed the maximum permitted by law. Any such overdue payment when made shall be accompanied by all interest so accrued. NTC shall be entitled to recover, in addition to all other remedies, reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of payments, following ENGENE’s such failure to pay.

EXECUTED VERSION

3.11 Royalty Reduction. If ENGENE is required or deems it reasonably necessary to obtain a license from a person (other than an Affiliate of ENGENE) under any intellectual property rights of such person that cover the manufacture, use or sale of a Product in a country, or are necessary to manufacture, use or sell a Product in a country, ENGENE shall have the right to deduct, from the royalties due to NTC under Article 3.5, [***] of the aggregate payments made by ENGENE or any of its Affiliates or sublicensees to such person in exchange for such license on a country-by-country and a Product-by-Product basis, except that in no instance shall the reduction in the royalty under Article 3.5 reduce NTC’s aggregate royalties under Article 3.5 with respect to Net Sales of a Product throughout the Licensed Territory in a calendar year to an amount less than [***] of aggregate Net Sales of such Product throughout the Licensed Territory in such calendar year. For avoidance of doubt, the royalty reduction under this Article 3.11 only applies to Net Sales that are also subject to payment of royalties pursuant to Article 3.5.

ARTICLE 4

RECORDS

4.1 Reports. ENGENE will deliver to NTC a written report setting forth a full accounting showing how any amounts due by ENGENE to NTC under Article 3.5 and Article 3.6 have been calculated, including an accounting of total Net Sales, and amounts of Product manufactured for such Reporting Period (including amounts of Product manufactured by a Preferred Manufacturer even though no accompanying payment would be due). Each Reporting Period report involving a sale of a Product will include Product names and quantity sold for each country in which Product was sold. If no sale of a Product has occurred and no other amount is due to NTC, ENGENE will submit a report confirming the same. All reports under this Article 4.1 shall be provided to NTC with any payment pursuant to the payment schedule in Article 3.8.

4.2 Audits. During the Term, ENGENE will keep adequate books and records of accounting for the purpose of calculating all amounts payable by ENGENE to NTC under Article 3.5 and Article 3.6. For the [***] following the end of the calendar year to which each will pertain, such books and records of accounting will be kept at ENGENE’s or one of its Affiliates’ principal place of business and will be open for inspection and copying at reasonable times and upon reasonable notice by an independent certified accountant selected by NTC, and which is reasonably acceptable to ENGENE, for inspecting the amounts due by ENGENE to NTC under Article 3.5 and Article 3.6. In no event will such inspections be conducted hereunder more frequently than once every twelve (12) months and no record shall be audited more than once. Such accountant will have executed and delivered to ENGENE a customary confidentiality agreement as reasonably requested by ENGENE. The accountant shall share its analysis and report with ENGENE, and may only share with NTC its conclusion as to whether there has been underpayment or overpayment and if so, the amount of such underpayment or overpayment. Any undisputed underpayments will be paid by ENGENE to NTC within sixty (60) days of notification of the results of such inspection. Any undisputed overpayments will be offset by the next payment due by ENGENE to NTC. NTC will pay for any such inspections, except that in the event there is any upward adjustment in aggregate amounts payable for any calendar year shown by such inspection of more than [***] of the amount paid, ENGENE will reimburse NTC for any reasonable out-of-pocket costs of such accountant or related to such inspection.

EXECUTED VERSION

ARTICLE 5

CONFIDENTIALITY

5.1 The Parties will treat Confidential Information as strictly confidential and proprietary and will safeguard its confidential and proprietary nature with at least the same degree of care as it holds its own confidential or proprietary information.

5.2 The Receiving Party may use Confidential Information only in connection with this Agreement and the exercise by the Receiving Party of its rights under this Agreement or the performance by the Receiving Party of its obligations under this Agreement, and for no other purpose whatsoever. Subject to the foregoing provisions of this Article 5.2, the Receiving Party will not use the Confidential Information for the personal benefit of itself or a Permitted User, or for the benefit of any Third Party.

5.3 The Receiving Party will not disclose (directly or indirectly) any Confidential Information to, or permit it to be accessed by, any person except a Permitted User. The Receiving Party will cause any Permitted User to whom Confidential Information is disclosed to abide by the confidentiality provisions of this Agreement. On a case-by-case basis, either Party may, in its sole discretion, waive the restrictions of this Article 5.3 to provide for specific disclosures to specific third parties; provided, however, that such waiver must be in a writing signed by the Disclosing Party and such Third Party must execute a confidentiality agreement with the Disclosing Party which is consistent with the terms of this Agreement. Each Receiving Party shall be responsible to Disclosing Party for any disclosure or misuse of Confidential Information that results from a failure to comply with this provision. A Receiving Party, as applicable, shall promptly report to Disclosing Party any actual or suspected violation of the terms of this Article 5 and will take all reasonable further steps requested by Disclosing Party to prevent, control or remedy any such violation.

5.4 If the Receiving Party is requested or required to disclose the Confidential Information or the substance of this Agreement in connection with a legal or administrative proceeding or otherwise to comply with a requirement under the law, the Receiving Party will give the Disclosing Party prompt notice of such request so that the Disclosing Party may seek an appropriate protective order or other remedy, or waive compliance with the relevant provisions of this Agreement. If the Disclosing Party seeks a protective order or other remedy, the Receiving Party, at Disclosing Party’s expense, will cooperate with and assist the Disclosing Party in such efforts. If the Disclosing Party fails to obtain a protective order or waives compliance with the relevant provisions of this Agreement, the Receiving Party will disclose only that portion of Confidential Information, which the Receiving Party’s legal counsel determines the Receiving Party is required to disclose.

5.5 All obligations of confidentiality will terminate [***] years after expiration or early termination of this Agreement (any obligations relating to any trade secret shall survive until such time as such trade secret enters the public domain through no fault of Receiving Party and without breach of this Agreement).

EXECUTED VERSION

5.6 The Parties agree to treat all information related to prosecution and maintenance of any intellectual property right as Confidential Information. In addition, Parties acknowledge and agree that, with regard to filing, prosecution and maintenance of any intellectual property right, the interests of the Parties are aligned and legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning any intellectual property right or a Party’s Confidential Information, including privilege under the common interest doctrine and similar or related doctrines.

5.7 Notwithstanding any of the foregoing in this Article 5, either Party may share a copy of this Agreement and any report under Article 4.1 with a Third Party that is under a written confidentiality agreement with a Party for the sole purpose of the Third Party performing diligence in connection with a potential acquisition, merger, asset purchase, stock purchase, or similar transaction involving such Party and Third Party.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1 Prosecution. NTC shall be solely responsible for the preparation, filing, prosecution, cost and maintenance of all patent applications and patents included in Patent Rights.

ARTICLE 7

THIRD PARTY INFRINGEMENT AND LEGAL ACTION

7.1 NTC’s Right to Prosecute. NTC shall have the sole and exclusive right to enforce its Patent Rights at NTC’s sole cost and expense, against Third Party infringers and will do so, when, in its sole judgment, enforcement is reasonable under the circumstances. Both Parties shall promptly inform the other Party of any third-party infringement of the Patent Rights of which it is aware.

ARTICLE 8

REPRESENTATIONS; WARRANTIES

8.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party the following as of the Effective Date:

(A)	it is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed;

(B)

that the execution, delivery and performance of this Agreement by it, and the transactions contemplated hereby, do not and will not conflict with or result in a breach of any provision of the corporate charter, certificate of incorporation, by-laws or organizational documents of such Party or any of its affiliates;

(C)	it has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and

(D)	it has taken all necessary company action on its part required to authorize the execution and delivery of this Agreement.

EXECUTED VERSION

8.2 Employee/Contractor Agreements. Each Party represents and warrants that its Permitted Users acting on its behalf pursuant to this Agreement will be obligated under a binding written agreement of confidentiality and non-use consistent in scope with those set forth in Article 5. It is understood and agreed that any agreement required by this Article 8.2 does not need to be specific to this Agreement as long as the said agreement provides for the binding obligations of the Permitted User as described herein.

8.3 Representations and Warranties of NTC. NTC represents and warrants to ENGENE the following as of the Effective Date:

(A)	NTC is the sole owner of each of the patent applications and patents set forth on Exhibit A, as well as all inventions claimed under each of such patent applications and patents;

(B)	NTC has not granted any rights in, to or under the Licensed IP to any person that are inconsistent with the rights and licenses granted by NTC to ENGENE pursuant to this Agreement; and

(C)

NTC does not own, is the licensee, or has the right to use, any patent application, any patent, any invention claimed in any patent application or patent, or any know-how, that, in each case, is not included in the Licensed IP [***].

8.4 Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED HEREUNDER, NEITHER PARTY MAKES REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENT RIGHTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF PRODUCT. NOTHING IN THIS AGREEMENT SHALL LIMIT OR EXCLUDE THE LIABILITY OF EITHER PARTY FOR FRAUD OR FRAUDULENT MISREPRESENTATION; AND ANY BREACH OF THIS AGREEMENT THAT RESULTS FROM THE WILFUL ACT OR WILFUL OMISSION OF EITHER PARTY OR ITS AFFILIATES, EMPLOYEES, AGENTS OR SUB-CONTRACTORS.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification of NTC. ENGENE agrees to indemnify, hold harmless and defend NTC or any NTC agent or employee from and against any liability, loss, damage, cost, fee, and expense, including any reasonable legal expense and attorney fee (collectively, “Losses”) arising out of any suit, claim, action, or demand, brought or made by a Third Party (“Third-Party Claim”) against NTC or any NTC agent or employee based on (a) ENGENE’s breach of this Agreement or (b) the manufacture, use, handling, storage, sale or other disposition of any Product by ENGENE or any ENGENE Affiliate, agent, or employee, all except to the extent such Losses and/or Third-Party Claim results from (i) the negligence, fraud or willful misconduct of NTC or any NTC agent or employee, and (ii) a breach by NTC of any provision of this Agreement, including, without limitation, any NTC warranty under Article 8.

EXECUTED VERSION

9.2 Indemnification of ENGENE. NTC agrees to indemnify, hold harmless and defend ENGENE, any Affiliate of ENGENE or any ENGENE agent or employee from and against any Losses arising out of any Third-Party Claim against ENGENE or any ENGENE Affiliate, agent or employee based on NTC’s or any NTC’s Affiliates breach of this Agreement, except to the extent such any Losses and/or Third-Party Claim result from the negligence or willful misconduct of ENGENE or any ENGENE Affiliate or a breach by NTC of any provision of this Agreement, including, without limitation, of any ENGENE warranty under Article 8.

9.3 Procedure. A Party that intends to claim indemnification under this Article 9 (“Indemnitee”) shall promptly notify the indemnifying Party (“Indemnitor”) in writing of any Third-Party Claim with full details of the action, claim, proceeding, or demand, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The indemnity arrangement in this Article 9 shall not apply to amounts paid in settlement of any action with respect to a Third-Party Claim, if such settlement is executed without the consent of the Parties, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third-Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 9 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall cooperate fully with the Indemnitor and Indemnitor’s legal representatives in the investigation of any action with respect to a Third-Party Claim covered by this indemnification.

9.4 Limited Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST REVENUES, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. FOR CLARITY, THIS ARTICLE 9.4 SHALL NOT LIMIT A PARTY’s INDEMNIFICATION OBLIGATION WITH RESPECT TO THIRD-PARTY CLAIMS UNDER THIS ARTICLE 9.

9.5 Insurance. Each Party shall, at its own expense, procure and maintain during the Term and for a period of three (3) years thereafter, insurance (including self-insurance) policy/policies adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated. Such insurance shall not be construed to create a limit of a Party’s liability with respect to its obligations hereunder, including the indemnification obligations under this Article 9. Each Party shall provide the other Party with written evidence of such insurance or self-insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which could materially and adversely affect the rights of such other Party hereunder.

EXECUTED VERSION

ARTICLE 10

TERM AND TERMINATION

10.1 Agreement Term. The term of this Agreement shall commence on Effective Date and shall remain in effect until no Valid Claim exists in any country unless this Agreement is terminated earlier in accordance with any of the other provisions of this Article 10 (“Term”).

10.2 Termination by ENGENE. ENGENE may terminate this Agreement by giving NTC written notice at least 30 days in advance of the effective date of termination selected by ENGENE.

10.3 Termination for Failure to Pay. If ENGENE fails to make any payment due hereunder and NTC is not in Material Breach in the performance of any of NTC’s obligations under this Agreement, NTC shall have the right to terminate this Agreement upon sixty (60) days written notice, unless ENGENE makes such payment plus any interest due, as set forth in Article 3.10, within said notice period. If payments are not made and NTC is not in Material Breach in the performance of any of NTC’s obligations under this Agreement, NTC may immediately terminate this Agreement at the end of said notice period.

10.4 Termination for Material Breach. In the event that either Party shall be in Material Breach in the performance of any of its obligations under this Agreement (the “Breaching Party”), in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Agreement by giving notice in writing specifying the Material Breach and its claim of right to terminate; provided, however, that if the Material Breach is remediable, the Breaching Party shall have ninety (90) days (or sixty (60) days for any payment breach) (the “Notice Period”) to rectify the Material Breach, and the termination(s) shall become effective at the end of the Notice Period only if the Breaching Party fails to cure the Material Breach complained about during (i) the Notice Period or, (ii) if such Material Breach (other than any payment breach) has not been cured within such ninety (90) day period, if the Breaching Party has commenced actions to cure such Material Breach within the Notice Period and thereafter uses reasonable efforts to cure such Material Breach, such longer period as is reasonably required to cure such Material Breach, but in any event, not to exceed ninety (90) days following expiration of the Notice Period. Notwithstanding the foregoing, a Complaining Party may not terminate this Agreement pursuant to this Article 10.4 if such Complaining Party itself is in Material Breach of any of its performance obligations under this Agreement.

10.5 Special Provisions Regarding Breaches by Sublicensees. Notwithstanding anything in this Article 10 to the contrary, if a Material Breach by ENGENE under Articles 10.3 or 10.4 arises as a result of a Material Breach by a sublicensee of the terms of a sublicense and ENGENE has notified NTC in writing of such Material Breach and is using commercially reasonable efforts to cure such Material Breach or terminate such sublicense, NTC may not terminate this Agreement for a period of one hundred eighty (180) days after receiving the written notice of such sublicensee Material Breach to allow cure by ENGENE, which may include termination of the sublicense. Thereafter, NTC may terminate this Agreement or may terminate the sublicensing rights hereunder as to such sublicensee. For clarity, any such termination of the sublicensed rights as to the breaching sublicensee shall not affect the rights hereunder held by ENGENE or any other sublicensee, and this Agreement and such other sublicenses shall remain in full force and effect.

EXECUTED VERSION

10.6 Rights of Certain Sublicensees Upon Termination. Upon termination of this Agreement pursuant to Article 10.2, Article 10.3 or Article 10.4, NTC shall offer to each sublicensee under a sublicense granted directly by ENGENE or any of its Affiliates that remains in effect on the effective date of termination of this Agreement the right to enter into a license agreement directly with NTC on substantially the same terms and conditions under which such sublicense was granted to such sublicensee, provided that (i) such sublicensee is not then in breach of its sublicense, (ii) such sublicensee agrees to comply with all the terms of this Agreement to the extent applicable to the rights sublicensed to it by ENGENE or any of its Affiliates, and (iii) such license agreement does not impose any obligations upon NTC that exceed the obligations of NTC under this Agreement.

ARTICLE 11

DISPUTE RESOLUTION AND GOVERNING LAW

11.1 Resolution by Negotiation. The Parties shall first attempt in good faith to resolve any dispute, controversy or claim arising under, out of or relating to this contract and any subsequent amendments of this contract, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, and/or non-contractual claims (“Dispute”) by negotiation between senior executives of each Party. If the Dispute is not resolved within thirty (30) business days following the first meeting between the senior executives (“Negotiation Period”), the Parties may proceed to arbitration pursuant to Article 11.2.

11.2 Resolution by Arbitration. Following the Negotiation Period, either Party may request arbitration to resolve any Dispute by providing written notice to the other Party (“Arbitration Notice”). Arbitration shall be settled by one arbitrator in an arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules. The Parties shall endeavor to agree upon the arbitrator, and if they fail to do so within twenty-one (21) days of the Arbitration Notice, the appointment shall be made by the AAA. The place, or legal seat of arbitration, shall be New York, New York, and the language of the arbitration shall be English. The arbitrator shall issue a reasoned award. The arbitrator shall have the power to grant any interim or provisional measures that the arbitrator deems appropriate, including, but not limited to, injunctive relief and specific performance, and any interim or provisional measures ordered by the arbitrator may be specifically enforced by any court of competent jurisdiction as a final award. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages. Nothing herein shall authorize the arbitrator to act as amiable compositeurs or to proceed ex aequo et bono. Each Party hereto retains the right to seek interim measures from a judicial authority, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. The arbitrator shall award the prevailing Party, if any as determined by the arbitrator, its reasonable costs, including reasonable attorney’s fees. Judgment on any award rendered by the arbitrator may be entered in any court of competent jurisdiction. All information concerning an arbitration shall be treated as Confidential Information of each Party. Any documentary or other evidence given by any Party or witness in any arbitration shall be treated as confidential by any Party whose access to such evidence arises exclusively because of its participation in the arbitration and shall not be disclosed to any Third Party (other than a witness or expert), except as may be required by law. Any Party who commences any judicial proceeding in connection with an arbitration initiated hereunder shall endeavor to have the judicial record of any such proceeding sealed to the extent permitted by law.

EXECUTED VERSION

11.3 Governing Law. This Agreement, and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

ARTICLE 12

GENERAL PROVISIONS

12.1 Intervening Events. If either Party’s performance of any obligation under this Agreement is prevented, restricted, interfered with or delayed by reason of any force majeure cause such as floods, fires, riots, insurrections, explosions, other natural disasters or serious labor disputes beyond the reasonable control of the Party required to perform, the Party so affected, upon giving written notice and written evidence of such force majeure to the other Party, shall be excused from such performance to the extent of such prevention, restriction, interference, or delay; provided that the affected Party shall use its commercial reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever the force majeure is removed.

12.2 Waiver of Breach. The failure of either Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its rights at a later time to enforce such rights. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

12.3 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in a prior writing signed by Parties. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Parties.

12.4 Severability. In the event any provision of this Agreement should be held invalid, illegal, or unenforceable in any jurisdiction, Parties shall negotiate, in good faith, and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of Parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of such provision in any other jurisdiction.

12.5 Entire Agreement. This Agreement constitutes the entire agreement between Parties relating to the subject matter hereof and thereof and supersedes all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof and thereof. In entering into this Agreement, each Party acknowledges and agrees it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding, whether negligently or innocently made, of any person, whether a Party or not, other than as expressly set out in this Agreement. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

EXECUTED VERSION

12.6 Notices. Any notice or communication required or permitted under this Agreement shall be delivered personally, sent electronically by e-mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized courier, or sent by registered or certified mail, postage prepaid to the following addresses of Parties (or such other address for a Party as may be at any time thereafter specified by like notice):

To NTC: [***]	To ENGENE: [***]

Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) on the next business day after dispatch if sent by confirmed electronic e-mail or by internationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail or nationally recognized courier.

12.7 Assignment. ENGENE may assign or transfer this Agreement: (a) without the consent of NTC to an ENGENE Affiliate without the requirement of payment of the Assignment Fee set forth in Article 3.3; or (b) in connection with the transfer or sale of all or substantially all of ENGENE’s assets or business related to any Product and/or this Agreement, whether by merger, consolidation, sale of assets, change in control or other transaction. ENGENE shall require such assignee or transferee to agree in writing to assume the obligations to NTC that are being assigned or transferred, and pay the Assignment Fee set forth in Article 3.3 upon closing of the transaction leading to the assignment. ENGENE shall provide a copy of the assignment and assumption agreement or other documentary evidence sufficient to demonstrate ENGENE’s compliance with this Article 12.7 within thirty (30) days after such assignment. Failure of an assignee to agree to be bound by the terms hereof or failure of ENGENE to notify NTC and provide copies of assignment documentation shall be grounds for termination of this Agreement under Article 10.4 following the giving of any notice and expiration of any applicable cure period provided for in Article 10.4. For clarity, if ENGENE merges with another person and ENGENE is the surviving entity of such merger and there is otherwise no assignment by ENGENE of this Agreement in connection with such merger, then it is hereby acknowledged and agreed that the provisions of this Article 12.7 that impose obligations on ENGENE or an assignee or transferee shall not be applicable in connection with such merger.

12.8 No Partnership or Joint Venture. Nothing in this Agreement or any action which may be taken pursuant to its terms is intended, or shall be deemed, to establish a joint venture or partnership between Parties. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

12.9 Interpretation. The captions to the several Articles of this Agreement are not a part of this Agreement but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article or other subdivision; (c) references in this Agreement to “days” shall mean calendar days.

12.10 Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

EXECUTED VERSION

12.11 Non-solicitation. During the Term, and for one (1) year immediately following the end of the Term, neither Party shall solicit or cause to be solicited the employment of any key employee of the other Party to whom such other Party may be introduced or with whom such other Party otherwise had contact with as a result of this Agreement; provided that this provision shall not apply to: (a) the use of general solicitations not targeted at employees of the other Party or the employment of any person who responds to such solicitations; (b) the use of search firms, or the hiring of any persons solicited by such search firms, so long as such firms are not advised by the Party to solicit employees of the other Party; or (c) the hiring, employing or discussing of employment with any person who contacts the Party independently without any solicitation by the Party.

12.12 Section 365(n) of the Bankruptcy Code. All rights and licenses granted pursuant to any Section of this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, rights and licenses to “intellectual property” (as defined in Section 101(35A) of title 11 of the Bankruptcy Code of the United States and of any comparable provisions of the applicable bankruptcy or insolvency laws of any country). Each Party agrees that a Party that is a licensee of rights and licenses under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding under the U.S. Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws by or against a Party that is a licensor of rights and licenses under this Agreement (a “Licensor Party”), the other Party (a “Licensee Party”) shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property licensed to such Licensee Party and all embodiments of such intellectual property, which, if not already in such Licensee Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon such Licensee Party’s written request therefor, unless the Licensor Party in the bankruptcy proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Licensor Party in the bankruptcy proceeding upon written request therefor by the Licensee Party.

12.12 Survival. Expiration or termination of this Agreement shall not relieve Parties of any rights or obligation accruing prior to such expiration or termination (including, without limitation, any irrevocable and perpetual licensees to which ENGENE may have become entitled pursuant to Article 3.5 prior to the expiration or termination of this Agreement). In addition, upon expiration or termination of this Agreement, all other rights and obligations of Parties under this Agreement shall terminate, except (i) those that may pertain to any Product (including obligations to pay royalties or payments under Articles 3.5 or 3.6 that accrued prior to termination or expiration) that exists at the time of this Agreement termination or expiration, and (ii) those in Articles 1, 5, 9, 11, and 12 and Articles 3.10, 4.1, 4.2 and 10.6. Notwithstanding the foregoing or anything in Article 10 express or implied to the contrary, in the event that the Term expires pursuant to Article 10.1 if and when no Valid Claim exists in any country in the License Territory, then ENGENE shall have a fully paid-up, royalty-free, irrevocable, perpetual license to the Licensed IP in the License Territory to research, have researched, develop, have developed, make, have made, use, have used, import, have imported, sell, offer to sell, and have sold or offered for sale any Product in the License Field, and ENGENE shall have the right to grant sublicenses under such Licensed IP in the License Territory through multiple tiers of sublicensees.

EXECUTED VERSION

IN WITNESS WHEREOF, the Parties have executed this Non-Exclusive License Agreement as of the Effective Date.

NATURE TECHNOLOGY CORPORATION		ENGENE, INC

By:	/s/ Clague Hodgson	By:	/s/ Jason D. Hanson
Print:	Clague Hodgson	Print:	Jason D. Hanson
Title:	President	Title:	President

EXECUTED VERSION

Exhibit A

Patent Rights

[***]

EXECUTED VERSION

Exhibit B

Licensed Know-How

[***]

EXECUTED VERSION

Exhibit C

Preferred Manufacturers

[***]